news release

GoDaddy Reports Third Quarter 2022 Financial Results
Revenue up 7% year-over-year; Net Income up 2% year-over-year;
Normalized EBITDA up 15% year-over-year

TEMPE, Ariz., November 3, 2022 /PRNewswire/ - GoDaddy Inc. (NYSE: GDDY) today reported financial results for the third quarter ended September 30, 2022.

“GoDaddy delivered solid results in the third quarter despite macroeconomic headwinds and foreign exchange rate pressure," said GoDaddy CEO Aman Bhutani. “Our market leadership, our strong customer retention and the increased value we deliver through product innovation enable us to weather the current economic environment from a position of strength. We look forward to finishing the year with a continued commitment to execute against our strategic priorities.”

"GoDaddy delivered another $1 billion revenue quarter, along with 2% year-over-year growth in net income and 15% year-over-year growth in operating profit,” said GoDaddy CFO Mark McCaffrey. “While foreign exchange rates and general macro headwinds are likely to remain a challenge in the near term, we remain confident in our ability to drive durable, compounding top and bottom line growth over the long-term based on our recurring revenue model and robust free cash flow."

Consolidated Third Quarter Financial Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change	Constant Currency	2022	2021	Change

	(dollars in millions)
GAAP Results:
Total Revenue	$1,033.2	$964.0	7.2%	8.8%	$3,051.4	$2,796.4	9.1%
Applications & commerce revenue	$326.0	$289.6	12.6%		$946.3	$827.8	14.3%
Core platform revenue	$707.2	$674.4	4.9%		$2,105.1	$1,968.6	6.9%
International revenue	$332.6	$319.7	4.0%	8.9%	$993.2	$940.0	5.7%
Net cash provided by operating activities	$269.9	$226.4	19.2%		$771.7	$657.1	17.4%
Net income	$100.0	$97.7	2.4%		$259.1	$155.4	66.7%
Non-GAAP Results:
Normalized EBITDA (NEBITDA)	$262.7	$227.7	15.4%		$747.0	$618.2	20.8%
Applications & commerce NEBITDA	$135.6	$115.0	17.9%		$387.2	$324.2	19.4%
Core platform NEBITDA	$202.1	$173.9	16.2%		$578.9	$481.7	20.2%
Unlevered free cash flow	$296.6	$251.5	17.9%		$857.7	$756.8	13.3%
Operating Metric:
Total bookings	$1,087.0	$1,038.1	4.7%	6.7%	$3,362.2	$3,181.6	5.7%

2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

Business Highlights
•Annualized recurring revenue (ARR) for applications and commerce grew 10% year-over-year to $1.3 billion in the third quarter.
•ARR for core platform grew 2% year-over-year to $2.3 billion in the third quarter.
•GoDaddy drove continued positive momentum in attachment of GoDaddy Payments within Websites + Marketing and Managed WordPress.
•GoDaddy achieved solid growth in its commerce offerings with gross merchandise volume (GMV) of $29 billion, up 10% year-over-year in the third quarter.
•GoDaddy expanded its relationship with Amazon Web Services to continue to migrate workloads and development to the cloud. This contract reduces overall costs in the form of long-term capital spend and energy expenses while providing agility to launch new products at a faster pace.
•GoDaddy added simplified website creation for domains customers through improved guidance on template selection, making it easier for them to start building an online presence, driving higher publish rates.
•Buy Buttons enabled for all Websites + Marketing plans, including free plans, making it easier for nascent businesses, side-hustles, and the like to get started with GoDaddy's Commerce offerings.
•GoDaddy launched free SSL in all new Web Hosting plans including in key developed countries for GoDaddy Web Hosting customers and their customers resulting in increased term lengths and modest improvements in new units and bookings in the company's hosting business.
•GoDaddy appointed Brian Sharples to Chair of its Board of Directors, effective September 30, 2022. Brian has served on GoDaddy's Board of Directors since 2016.

Share Repurchase
Year-to-date through October 31, 2022, GoDaddy repurchased 14.8 million shares of its common stock for an aggregate purchase price of $1.15 billion, with an average price per share of $77.86. These repurchases represent an approximately 9% reduction in fully diluted shares from those outstanding as of December 31, 2021.
Balance Sheet
At September 30, 2022, total cash and cash equivalents were $826 million, total debt was $3.9 billion and net debt was $3.07 billion.
Debt Refinancing
In late October 2022, GoDaddy launched and allocated a $1.77 billion tranche of term loans with a 2029 maturity, the proceeds of which are intended to refinance its existing $1.77 billion term loan due in 2024. Pricing on the new term loan is expected to be based on the Secured Overnight Financing Rate plus an initial applicable margin of 325 basis points. An upfront fee of 2.0% of the principal amount of the new term loans would be required to be paid with the incurrence of the new term loans. In connection with the term loan refinancing, GoDaddy also expects to increase its borrowing capacity under its existing $600 million revolving credit facility to $1 billion. The foregoing transactions, which are anticipated to close in the fourth quarter of 2022, are subject to customary closing conditions and would meaningfully increase GoDaddy’s maturity profile and enhance its liquidity.
2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

Business Outlook
For the fourth quarter ending December 31, 2022, GoDaddy targets total revenue in the range of $1.03 billion to $1.05 billion, representing year-over-year growth of 2% at the midpoint. GoDaddy expects fourth quarter applications and commerce revenue growth in the range of 10% to 12% and flat core platform revenue growth.
For the fourth quarter ending December 31, 2022, GoDaddy targets normalized EBITDA in the range of $250 million to $260 million, remaining within the target margin range of 24 to 25 percent.
Based on an estimated adverse foreign exchange impact of approximately $40 million for the year, as well as uneven demand patterns, GoDaddy now expects total 2022 revenue to be in the range of $4.08 billion to $4.10 billion, representing year-over-year growth of 7% at the midpoint.
For the full year ending December 31, 2022, GoDaddy expects unlevered free cash flow of approximately $1.09 billion to $1.1 billion, representing growth of 14% year-over-year, versus $960 million of unlevered free cash flow generated in 2021.
GoDaddy's consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). GoDaddy does not provide reconciliations from non-GAAP guidance to GAAP equivalents because projections of changes in individual balance sheet amounts are not possible without unreasonable effort and presentation of such reconciliations would imply an inappropriate degree of precision. GoDaddy's reported results provide reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.
Quarterly Earnings Webcast
GoDaddy will host a webcast to discuss third quarter 2022 results at 5:00 p.m. Eastern Time on November 3, 2022. To participate in the webcast, please preregister online at https://investors.godaddy.net/investor-relations/overview/default.aspx. A live webcast of the event, together with a slide presentation including supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, will be available through GoDaddy's Investor Relations website at https://investors.godaddy.net. A transcript of pre-recorded remarks will be available on the Investor Relations website at the time of the webcast. Following the event, a recorded replay of the webcast will be available on the website.
GoDaddy uses its Investor Relations website at https://investors.godaddy.net as a means of disclosing material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors should monitor GoDaddy’s Investor Relations website, in addition to following press releases, Securities and Exchange Commission (SEC) filings, public conference calls and webcasts.
Forward-Looking Statements
This press release contains forward-looking statements which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. Statements in this press release involve risks, uncertainties and assumptions. If the risks or uncertainties materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact could
2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net be deemed forward-looking statements, including, but not limited to any statements regarding: launches of new or expansion of existing products or services, any projections of product or service availability, technology developments and innovation, customer growth, or other future events; historical results that may suggest future trends for our business; our plans, strategies or objectives with respect to future operations, partner integrations and marketing strategy; future financial results; GoDaddy’s ability to integrate its acquisitions and achieve desired synergies and vertical integration; GoDaddy's ability to successfully complete the debt refinancing on the terms described in this press release or at all; and the impact of the COVID-19 pandemic on our business, customers, employees and third-party partners; and assumptions underlying any of the foregoing.
Actual results could differ materially from our current expectations as a result of many factors, including, but not limited to: the unpredictable nature of our rapidly evolving market; fluctuations in our financial and operating results; our rate of growth; interruptions or delays in our service or our web hosting; the Company’s dependence on payment card networks and acquiring processors; breaches of our security measures; the impact of any previous or future acquisitions; our ability to continue to release, and gain customer acceptance of, our existing and future products and services; our ability to manage our growth; our ability to hire, retain and motivate employees; the effects of competition; technological, regulatory and legal developments; intellectual property litigation; macroeconomic conditions and developments in the economy, financial markets and credit markets, including as a result of the ongoing COVID-19 pandemic, continued escalation of geopolitical tensions, and increasing interest rates and inflationary pressures; and execution of share repurchases.
Additional risks and uncertainties that could affect GoDaddy’s business and financial results are included in the filings we make with the SEC from time to time, including those described in "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which are available on GoDaddy's website at https://investors.godaddy.net and on the SEC's website at www.sec.gov. Additional information will also be set forth in other filings that GoDaddy makes with the SEC from time to time. All forward-looking statements in this press release are based on information available to GoDaddy as of the date hereof. Except to the extent required by law, GoDaddy does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
Non-GAAP Financial Measures and Other Operating Metrics
In addition to our financial results prepared in accordance with GAAP, this press release includes certain non-GAAP financial measures and other operating metrics. We believe that these non-GAAP financial measures and other operating metrics are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. The non-GAAP financial measures included in this press release should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition, similarly titled measures may be calculated differently by other companies and may not be comparable. A reconciliation between each non-GAAP financial measure and its nearest GAAP equivalent is included in this press release following the financial statements. We use both GAAP and non-GAAP measures to evaluate and manage our operations.
Total bookings. Total bookings is an operating metric representing the total sales of products to customers in a given period, excluding refunds. We believe total bookings provides valuable insight into (i) the performance of our business since we typically collect payment at the time of sale but recognize subscription revenue ratably over the term of our customer contracts and (ii) the effectiveness of our sales efforts since refunds often occur in periods different from the period of sale for reasons unrelated to the marketing efforts leading to the initial sale.
2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

Constant currency. Constant currency is calculated by translating bookings and revenue for each month in the current period using the foreign currency exchange rates for the corresponding month in the prior period, excluding any hedging gains or losses realized during the period. We believe constant currency information is useful in analyzing underlying trends in our business by eliminating the impact of fluctuations in foreign currency exchange rates and allows for period-to-period comparisons of our performance.
Normalized EBITDA (NEBITDA). NEBITDA is a supplemental measure of our operating performance used by management to evaluate our business. We believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide the most accurate measure of core operating results and permits period-over-period comparisons of our operations. We calculate NEBITDA as net income excluding depreciation and amortization, interest expense (net), provision or benefit for income taxes, equity-based compensation expense, acquisition-related costs and certain other items.
Unlevered free cash flow. Unlevered free cash flow is a measure of our liquidity used by management to evaluate our business prior to the impact of our capital structure and restructuring and after purchases of property and equipment. Such liquidity can be used by us for strategic opportunities and strengthening our balance sheet. However, given our debt obligations, unlevered free cash flow does not represent residual cash flow available for discretionary expenses.
Net debt. We define net debt as total debt less cash and cash equivalents. Total debt consists of the current portion of long-term debt plus long-term debt and unamortized original issue discount and debt issuance costs. Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage and we believe such information is useful to investors. Furthermore, certain analysts and debt rating agencies monitor our net debt as part of their assessments of our business.
Gross merchandise volume (GMV). GMV is an operating metric calculated by annualizing the total quarterly dollar value of orders facilitated by our customers through our Commerce platforms, including shipping and handling, and taxes, and is shown net of discounts, and returns (where visibility exists). While GMV is not indicative of our performance, we believe it is an indicator of the strengths of our products and platforms.
Annualized recurring revenue (ARR). ARR is an operating metric defined as quarterly recurring revenue (QRR) multiplied by four. QRR represents the quarterly recurring GAAP revenue, net of refunds, from new and renewed subscription-based services. ARR is exclusive of any revenue that is non-recurring, including, without limitation, domain aftermarket, domain transfers, one-time set-up or migration fees and non-recurring professional website services fees. We believe ARR helps illustrate the scale of certain of our products and facilitates comparisons to other companies in our industry.

About GoDaddy
GoDaddy helps millions of entrepreneurs globally start, grow, and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services, and accept payments online and in-person. GoDaddy’s easy-to-use tools help microbusiness owners manage everything in one place and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.
2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

GoDaddy Inc.
Consolidated Statements of Operations (unaudited)
(In millions, except shares in thousands and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue:
Applications & commerce	$326.0	$289.6	$946.3	$827.8
Core platform	707.2	674.4	2,105.1	1,968.6
Total revenue	1,033.2	964.0	3,051.4	2,796.4
Costs and operating expenses(1)(2)
Cost of revenue (excluding depreciation and amortization)	374.3	345.8	1,105.0	999.0
Technology and development	199.5	172.4	587.7	530.8
Marketing and advertising	100.4	124.0	317.4	383.2
Customer care	74.0	74.0	230.6	230.9
General and administrative	101.6	81.2	286.9	260.9
Restructuring and other	5.2	(15.4)	14.8	(15.4)
Depreciation and amortization	48.5	50.7	145.1	149.7
Total costs and operating expenses	903.5	832.7	2,687.5	2,539.1
Operating income	129.7	131.3	363.9	257.3
Interest expense	(35.6)	(32.5)	(104.1)	(93.8)
Other income (expense), net	3.1	(1.2)	0.8	(1.4)
Income before income taxes	97.2	97.6	260.6	162.1
Benefit (provision) for income taxes	2.8	0.1	(1.5)	(6.7)
Net income	100.0	97.7	259.1	155.4
Less: net income attributable to non-controlling interests	0.2	0.2	0.5	0.3
Net income attributable to GoDaddy Inc.	$99.8	$97.5	$258.6	$155.1
Net income attributable to GoDaddy Inc. per share of Class A common stock:
Basic	$0.64	$0.58	$1.61	$0.92
Diluted	$0.63	$0.58	$1.59	$0.90
Weighted-average shares of Class A common stock outstanding:
Basic	156,393	167,542	160,150	168,387
Diluted	158,418	169,823	162,665	171,724
___________________________
(1) Costs and operating expenses include equity-based compensation expense as follows:
Cost of revenue	$0.4	$0.3	$1.1	$0.7
Technology and development	34.4	27.3	102.4	82.2
Marketing and advertising	7.2	5.6	21.7	18.8
Customer care	4.9	3.5	14.6	10.2
General and administrative	18.5	14.2	53.5	43.0
Total equity-based compensation expense	$65.4	$50.9	$193.3	$154.9

(2) Costs and operating expenses include acquisition-related expenses as follows:
Technology and development	$5.4	$4.6	$13.9	$38.3
Marketing and advertising	0.1	—	0.2	—
Customer care	0.2	0.1	0.3	1.5
General and administrative	3.2	5.5	12.8	26.0
Total acquisition-related expenses	$8.9	$10.2	$27.2	$65.8
2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

GoDaddy Inc.
Consolidated Balance Sheets (unaudited)
(In millions, except per share amounts)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$826.2	$1,255.7
Accounts and other receivables	64.0	63.6
Prepaid domain name registry fees	435.7	419.7
Prepaid expenses and other current assets	443.9	150.8
Total current assets	1,769.8	1,889.8
Property and equipment, net	213.6	220.0
Operating lease assets	87.4	109.2
Prepaid domain name registry fees, net of current portion	190.8	181.4
Goodwill	3,458.3	3,540.8
Intangible assets, net	1,266.9	1,384.7
Other assets	86.1	91.2
Total assets	$7,072.9	$7,417.1
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$124.3	$85.2
Accrued expenses and other current liabilities	351.6	437.3
Deferred revenue	1,975.2	1,890.1
Long-term debt	24.4	24.1
Total current liabilities	2,475.5	2,436.7
Deferred revenue, net of current portion	773.6	743.3
Long-term debt, net of current portion	3,842.9	3,858.2
Operating lease liabilities, net of current portion	119.9	142.7
Other long-term liabilities	84.2	77.7
Deferred tax liabilities	52.8	75.3
Commitments and contingencies
Stockholders' equity (deficit):
Preferred stock, $0.001 par value	—	—
Class A common stock, $0.001 par value	0.2	0.2
Class B common stock, $0.001 par value	—	—
Additional paid-in capital	1,827.8	1,594.7
Accumulated deficit	(2,312.1)	(1,474.6)
Accumulated other comprehensive income (loss)	205.7	(38.6)
Total stockholders' equity (deficit) attributable to GoDaddy Inc.	(278.4)	81.7
Non-controlling interests	2.4	1.5
Total stockholders' equity (deficit)	(276.0)	83.2
Total liabilities and stockholders' equity (deficit)	$7,072.9	$7,417.1

2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

GoDaddy Inc.
Consolidated Statements of Cash Flows (unaudited)
(In millions)

	Nine Months Ended September 30,
	2022	2021
Operating activities
Net income	$259.1	$155.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145.1	149.7
Equity-based compensation expense	193.3	154.9
(Gain) loss on derivative instruments	21.7	(8.6)
Non-cash restructuring charges	10.4	—
Other	34.4	19.3
Changes in operating assets and liabilities, net of amounts acquired:
Prepaid domain name registry fees	(30.3)	(42.0)
Deferred revenue	132.9	214.8
Other operating assets and liabilities	5.1	13.6
Net cash provided by operating activities	771.7	657.1
Investing activities
Business acquisitions, net of cash acquired	(72.5)	(320.1)
Purchases of intangible assets	(0.4)	(201.8)
Purchases of property and equipment	(42.6)	(33.7)
Purchases of equity investments	—	(40.0)
Other investing activities	—	25.3
Net cash used in investing activities	(115.5)	(570.3)
Financing activities
Proceeds received from:
Issuance of senior notes	—	800.0
Stock option exercises	18.8	37.0
Issuance of Class A common stock under ESPP	18.4	18.4
Payments made for:
Repurchases of Class A common stock	(1,090.5)	(526.0)
Repayment of term loans	(24.4)	(24.3)
Other financing obligations	(3.3)	(12.7)
Net cash provided by (used in) financing activities	(1,081.0)	292.4
Effect of exchange rate changes on cash and cash equivalents	(4.7)	(1.0)
Net increase (decrease) in cash and cash equivalents	(429.5)	378.2
Cash and cash equivalents, beginning of period	1,255.7	765.2
Cash and cash equivalents, end of period	$826.2	$1,143.4

2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

Reconciliation of Non-GAAP Financial Measures
The following tables reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(in millions)
Normalized EBITDA (NEBITDA):
Applications & commerce	$135.6	$115.0	$387.2	$324.2
Core platform	202.1	173.9	578.9	481.7
Corporate overhead and other	(75.0)	(61.2)	(219.1)	(187.7)
Total NEBITDA	262.7	227.7	747.0	618.2
Depreciation and amortization	(48.5)	(50.7)	(145.1)	(149.7)
Equity-based compensation expense	(65.4)	(50.9)	(193.3)	(154.9)
Interest expense, net of interest income	(32.1)	(32.3)	(98.9)	(93.0)
Acquisition-related expenses(1)	(8.9)	(10.3)	(27.2)	(65.9)
Restructuring and other(2)	(10.6)	14.1	(21.9)	7.4
Income before income taxes	97.2	97.6	260.6	162.1
Benefit (provision) for income taxes	2.8	0.1	(1.5)	(6.7)
Net income	$100.0	$97.7	$259.1	$155.4
_______________________________
(1) Includes, for the nine months ended September 30, 2021, $29.4 million in compensatory payments expensed in connection with our February 2021 acquisition of Poynt.
(2) Includes lease-related expenses associated with closed facilities and charges related to certain legal matters.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

	(in millions)
Unlevered free cash flow:
Net cash provided by operating activities	$269.9	$226.4	$771.7	$657.1
Cash paid for interest on long-term debt	31.1	28.7	90.7	74.4
Cash paid for acquisition-related costs(1)	5.2	6.6	30.7	53.5
Capital expenditures	(12.4)	(12.6)	(42.6)	(33.7)
Cash paid for restructuring charges(2)	2.8	2.4	7.2	5.5
Unlevered free cash flow	$296.6	$251.5	$857.7	$756.8
_______________________________
(1) Includes, for the nine months ended September 30, 2021, $29.4 million in compensatory payments expensed in connection with our February 2021 acquisition of Poynt.
(2) Includes lease-related payments associated with closed facilities.
2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net

The following table provides a reconciliation of constant currency:

September 30, 2022

(in millions)
Constant Currency:
Revenue	$1,033.2
Constant currency adjustment	15.8
Constant currency revenue	$1,049.0

Bookings	$1,087.0
Constant currency adjustment	20.2
Constant currency revenue	$1,107.2
The following table provides a reconciliation of net debt:

September 30, 2022

(in millions)
Net Debt:
Current portion of long-term debt	$24.4
Long-term debt	3,842.9
Unamortized original issue discount and debt issuance costs	29.5
Total debt	3,896.8
Less: cash and cash equivalents	(826.2)
Net debt	$3,070.6

Shares Outstanding
Shares of Class B common stock are not participating securities, and therefore do not have rights to share in our earnings. Total shares of common stock outstanding are as follows:

	September 30,
	2022	2021

	(in thousands)
Shares Outstanding:
Class A common stock	155,704	166,121
Class B common stock	312	320
Total common stock outstanding	156,016	166,441
Effect of dilutive securities(1)	1,713	1,931
Total shares outstanding	157,729	168,372
___________________________________________________________________________________________________________________
(1) Calculated using the treasury stock method, which excludes the impact of antidilutive securities.

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CONTACTS:

Investors
Christie Masoner
investors@godaddy.com

Media
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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2155 E. GoDaddy Way Tempe, AZ 85284 T: 480.505.8800 https://investors.godaddy.net